Exhibit (b)(i)

ABIVAX SA

December 10, 2024

Citibank, N.A. – ADR Department

388 Greenwich Street

New York, NY 10013

Attn: Lin Kong

Program ADSs (CUSIP No.: 00370M103)

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of October 24, 2023, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Abivax SA, a limited company (société anonyme) incorporated under the laws of France, and its successors (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company has, upon the terms set forth in the Equity Distribution Agreement, dated November 19, 2024 (the “EDA”), between the Company and Piper Sandler & Co. (“Agent”), agreed to issue and sell through Agent, acting as agent and/or principal, ADSs (the “Program ADSs”), each Program ADS representing one (1) fully paid Share, with such Program ADSs having an aggregate offering price of up to U.S. $150,000,000 (the “Program Offer”). The Program Offer of Program ADSs through Agent will be made pursuant to a shelf registration statement on Form F-3 (File No.: 333-283336) (the “Registration Statement”) filed with the Commission on November 19, 2024, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder and declared effective on or prior to the date hereof by the Commission, which Registration Statement includes (i) a base prospectus, relating to certain securities to be offered from time to time by the Company, and (ii) a prospectus supplement, specifically relating to the Program ADSs, to the base prospectus.

Following the deposit from time to time of Shares by the Company in accordance with the Deposit Agreement and as contemplated in the EDA, each Program ADS will be issuable at the instruction, and deliverable at the direction, of Agent and the Company in accordance with the terms and conditions of the EDA.

This letter agreement (this “Letter Agreement”) will confirm our understanding and agreement as follows:

1.  Deposit of Shares. The Company and the Depositary hereby agree that the Shares underlying the Program ADSs, to be delivered upon the sale of Program ADSs (each, a “Program Sale”) following the delivery of a Placement Notice, as such term is defined in the EDA, shall be deposited by, or on behalf of, the Company with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that at the time of delivery to the Custodian (x) the Shares to be deposited with the Custodian upon a Program Sale of Program ADSs (i) will have been duly authorized and will be validly issued, fully paid, and non-assessable, (ii) will rank pari passu in all respects, and therefore will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued to, and deposited with, the Custodian, the Depositary, or any nominee of the Custodian or the Depositary, as the case may be, and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty taxes or stamp duty reserve tax, and (y) there will be no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon a Program Sale that have not been waived, disapplied or exercised or otherwise lapsed.

2.  Issuance and Delivery of Program ADSs upon a Program Sale. The Company hereby instructs the Depositary to issue and deliver Program ADSs against the deposit of Shares by, or on behalf of, the Company upon the execution of a Program Sale, subject to compliance with the terms and conditions of the Deposit Agreement and this Letter Agreement, including without limitation, the receipt by the Custodian or on behalf of the Depositary of the applicable Shares and the receipt, by the Depositary, of the corresponding fees. The Depositary hereby agrees to issue Program ADSs representing the right to receive such Shares in accordance with the Deposit Agreement upon receipt of (i) the opinions referred to in Section 4 of this Letter Agreement at each of the times of delivery set forth in Section 4 of this Letter Agreement, (ii) confirmation of deposit of the applicable Shares by, or on behalf of, the Company, (iii) the corresponding fees referred to in Section 5 of this Letter Agreement, and (iv) a Program Issuance and Delivery Instruction for each Program Sale, substantially in the form annexed hereto as Exhibit A.

3.  Representations and Warranties. The Company hereby represents and warrants to the Depositary that (i) the terms of the EDA provide that the Program ADSs, when issued and delivered against payment therefor, will be freely transferable by Agent and the initial purchasers thereof; and there are no legal restrictions on subsequent transfers of the Program ADSs under the laws of France or the United States, and (ii) it will cause the Shares underlying the Program ADSs deliverable upon a Program Sale to be deposited with the Custodian or on behalf of the Depositary and shall authorize and instruct, together with Agent, the Depositary to issue the Program ADSs in accordance with the Deposit Agreement and the terms of this Letter Agreement.

4.  Opinions and Certificates. In furtherance of the foregoing, the Company shall, (i) at the time of execution of this Letter Agreement, provide the Depositary with (x) an opinion of its French counsel (its “French Counsel”) to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, (a) the execution, delivery and performance of this Letter Agreement have been authorized by and on behalf of the Company and, upon the execution and unconditional delivery of this Letter Agreement by a director, officer or other authorized person for and on behalf of the Company, this Letter Agreement will have been duly executed on behalf of the Company, and (b) the execution and delivery of this Letter Agreement by the Company and the exercise by the Company of its rights and performance of its obligations under this Letter Agreement do not and will not contravene or conflict with any laws of France normally applicable to transactions of the type contemplated by this Letter Agreement, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets; (y) an opinion of its U.S. counsel (its “U.S. Counsel”) to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications (a) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (b) the offer and sale of the Shares underlying the Program ADSs to be issued in connection with each Program Sale has been duly registered with the Securities and Exchange Commission on the Registration Statement in compliance with the Securities Act; and (z) a certificate signed by the corporate secretary of the Company certifying that this Letter Agreement has been executed and unconditionally delivered by a director, officer or other authorized person for and on behalf of the Company, and (ii) concurrently with each Program Sale, (x) an opinion of its French Counsel to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, (a) the issuance and deposit of the Shares issuable upon a Program Sale, and the exercise by the Company of its rights and the performance of its obligations under this Letter Agreement will not require any consents, approvals or authorizations to be obtained by the Company, or any registrations, declarations or filings to be made by the Company, in each case under any French law or regulation applicable to the Company that have not been obtained or made, and (b) when Shares underlying any Program ADSs deliverable upon a Program Sale are issued and allotted in accordance with the terms of this Letter Agreement, the directors of the Company will have been duly and validly authorized to allot such Shares by the Company’s shareholders and such Shares will be validly issued fully paid and rank pari passu and be fully fungible with the other issued ordinary shares, nominal value €0.01 per share, of the Company then held by the Custodian on behalf of the Depositary and underlying the ADSs then outstanding; and (y) an opinion of its U.S. Counsel to the Depositary which addresses, among other things, that subject to customary and appropriate assumptions and qualifications, at the time of delivery of each such opinion, the Registration Statement will be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceeding for that purpose will have been initiated or to the knowledge of such counsel threatened.

5.  Fees. The Company and the Depositary agree that the Company shall pay or cause to be paid to the Depositary a depositary fee of up to US$0.05 per Program ADS issued upon a Program Sale and such other fees as are prescribed in the Deposit Agreement.

Notwithstanding anything contained herein to the contrary, each of the parties hereto agrees and acknowledges that in the event the Company fails to remit payment of the aggregate issuance fees to the Depositary in connection with any Program Sale, the Depositary shall (i) not be obligated to perform any of the services contemplated by this Letter Agreement or the EDA, and (ii) incur no liability for its failure to undertake or perform any of the services contemplated by this Letter Agreement or the EDA, or otherwise contemplated to be undertaken or performed in connection with any Program Sale.

6.  Fractional Shares and Program ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Program ADSs upon a Program Sale, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of a Program ADS.

7.  F-6 Registration Statement. The Depositary and the Company hereto confirm that a signed conformed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

8.  Miscellaneous.

(a) The Company and the Depositary each hereby acknowledges and agrees that its indemnification obligations contained in Section 5.8 of the Deposit Agreement shall, to the extent not unlawful, apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

(b) The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c) This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d) This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(e) This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f) This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

ABIVAX SA

By:	/s/ Marc de Garidel
Name:	Marc de Garidel

Accepted and Agreed

as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Joseph Connor
Name:	Joseph Connor
Title:	Attorney in Fact

EXHIBIT A

to

Letter Agreement, dated as of December 10, 2024

(the "Letter Agreement"), by and between

ABIVAX SA

and

CITIBANK, N.A.

_____________________

Program Issuance and Delivery Instruction

_____________________

[DATE]

Citibank, N.A., as Depositary
388 Greenwich Street
New York, New York 10013

Attn.:	Lin Kong (lin.kong@citi.com)
Marisela Lopez (marisela.lopez@citi.com)
Keith Galfo (keith.galfo@citi.com)
Leslie DeLuca (leslie.deluca@citi.com)
Joseph Connor (joseph.connor@citi.com)
James Lee (james3.lee@citi.com)
DR Broker Services (drbrokerservices@citi.com)

With a copy simultaneously delivered to:

Citibank Europe plc
1 North Wall Quay
Dublin 1
Republic of Ireland

Email:	dccdubadr@citi.com

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas

New York, New York 10036

Attn:	Jean-Claude Lanza (jlanza@pbwt.com)
Daniel Graf (dgraf@pbwt.com)
Michael Farinacci (mfarinacci@pbwt.com)

Abivax SA (CUSIP No.: 00370M103) (ATM Settlement Date: [●] [●], 20[●]) Instruction #[●]

Dear Sirs:

Reference is hereby made to the (i) Deposit Agreement, dated as of October 24, 2023, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Abivax SA, a limited company (société anonyme) incorporated under the laws of France, and its successors (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) At-the-Market Letter Agreement, dated as of December 10, 2024 (the “Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Letter Agreement.

In accordance with the terms and subject to the limitations set forth in the Deposit Agreement as supplemented by the Letter Agreement and promptly following the Depositary’s receipt of confirmation from the Custodian that the Custodian has received a deposit of the number of Shares specified below from, or on behalf of, the Company in connection with a Program Sale, Piper Sandler & Co. (the “Agent”) and the Company hereby jointly instruct the Depositary, and the Depositary hereby agrees

(i) to promptly accept for deposit the number of Shares and issue the number of Program ADSs in each case as specified below:

Number of Shares deposited in connection with Program Sale(s):	____________ Shares
Number of Program ADSs (CUSIP No.: 00370M103); each Program ADS representing one (1) Share to be issued in connection with Program Sale(s):	____________ Program ADSs
Price per Program ADS sold in the Program Sale(s):	$ ____________
Total value of Program ADSs sold	$ ____________
Settlement Date	[●] [●], 20[●]

and (ii) to promptly deliver such Program ADSs, as follows:

Name of DTC Participant to which the Program ADSs are to be delivered:
DTC Participant Account No.:	_____________________________
Account No. for recipient of Program ADSs at DTC Participant (f/b/o information):	_____________________________
Name on whose behalf the above number of Program ADSs are to be issued and delivered:	_____________________________
Contact person at DTC Participant:	_____________________________
Daytime telephone number of contact person at DTC Participant:	_____________________________

The Company hereby (i) represents and warrants to the Depositary as of the date hereof that the Shares being deposited into the ADS facility for the purpose of the issuance of the corresponding Program ADSs (a) will have been duly authorized and will be validly issued, fully paid, and non-assessable, (b) will rank pari passu in all respects, and therefore will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (c) will be legally issued to, and deposited with, the Custodian, the Depositary, or any nominee of the Custodian or the Depositary, as the case may be, and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (d) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty taxes or stamp duty reserve tax, (ii) there are no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian that have not been waived, exercised or lapsed, and (iii)(a) the Registration Statement (as defined in the Letter Agreement) is effective under the Securities Act and (b) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Securities and Exchange Commission.

Unless separately waived in a signed writing received from the Depositary, the Company hereby agrees and acknowledges that an aggregate issuance fee in the amount of US$[●], being the sum of the per Program ADS issuance fee (US$0.05 per ADS) multiplied by the number of Program ADSs instructed to be issued above pursuant to this Program Issuance and Delivery Instruction (i.e., US$0.05 * [●]) (the “Program ADS Issuance Fee”), shall be due and payable by the Company to the Depositary prior to issuance of any Program ADSs. In the absence of such a signed waiver from the Depositary, the Company hereby agrees and acknowledges that the Program ADS Issuance Fee has been paid by the Company to the following account of the Depositary:

Bank Name	Citibank, N.A.
Account Number	36859028
ABA Number	021-000-089
Account Name	Citibank ADR Dept.
Ref	Issuance Fees (Abivax SA ATM Fees, Lin Kong)

The Company further acknowledges that the Depositary shall have no obligation to issue any Program ADSs prior to its receipt of the Program ADS Issuance Fee in full.

Notwithstanding anything contained herein to the contrary, each of the parties hereto agrees and acknowledges that in the event the Depositary fails to receive payment in full of the Program ADS Issuance Fee, on or prior to the date hereof, the Depositary shall (i) not be obligated to perform any of the services contemplated by the Letter Agreement, including the issuance of the Program ADSs pursuant to this instruction, or the EDA, and (ii) incur no liability for its failure to undertake or perform any of the services contemplated by the Letter Agreement, including the issuance of the Program ADSs pursuant to this instruction, or the EDA, or otherwise contemplated to be undertaken or performed in connection with any Program Sale.

The Broker hereby (i) certifies that it will comply with all applicable requirements of the Securities Act and the rules and regulations thereunder, and (ii) acknowledges that it is responsible for complying with all applicable laws, rules, and regulations relating to the offer and sale of the Program ADSs, including without limitation applicable “Blue Sky” or state securities laws.

This Program Issuance and Delivery Instruction may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

PIPER SANDLER & CO.	ABIVAX SA

By:	By:
Name:	Name:
Title:	Title:

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